EXHIBIT 99.17

CONSENTS OF PERSONS NAMED AS ABOUT TO BECOME DIRECTOR

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consent to be named as a person about to become a director of New EXM Inc. in this registration statement on Form S-4 and any amendments thereto.

/s/ Dr. Ernest H. Drew	/s/ Roger W. Hale
Dr. Ernest H. Drew	Roger W. Hale

/s/ Dr. Bernadine P. Healy	/s/ Kathleen Ligocki
Dr. Bernadine P. Healy	Kathleen Ligocki

/s/ Mannie L. Jackson	/s/ Patrick F. Noonan
Mannie L. Jackson	Patrick F. Noonan

/s/ James J. O’Brien	/s/ George A. Schaefer, Jr.
James J. O’Brien	George A. Schaefer, Jr.

/s/ Theodore M. Solso	/s/ Michael J. Ward
Theodore M. Solso	Michael J. Ward